EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

DEEP DOWN, INC.,

FLOTATION TECHNOLOGIES, INC.

and

THE SELLING STOCKHOLDERS

_______________

Dated as of April 17, 2008

i

4.11	Real Property	26
4.12	Tangible Personal Property	28
4.13	Technology and Intellectual Property	28
4.14	Material Contracts	32
4.15	Employee Benefits Plans	34
4.16	Labor	37
4.17	Litigation	38
4.18	Compliance with Laws; Permits	38
4.19	Environmental Matters	38
4.20	Insurance	39
4.21	Inventories	40
4.22	Accounts and Notes Receivable and Payable	40
4.23	Related Party Transactions	41
4.24	Customers and Suppliers	41
4.25	Product Warranty; Product Liability	41
4.26	Banks; Power of Attorney	42
4.27	Certain Payments	42
4.28	Certain Governmental Matters	42
4.29	Financial Advisors	43
4.30	Full Disclosure	43
4.31	Disclaimer of Other Representations and Warranties	43

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER	43

5.1	Organization and Good Standing	43
5.2	Authorization of Agreement	44
5.3	Conflicts; Consents of Third Parties	44
5.4	Litigation	44
5.5	Financial Advisors	44
5.6	Investment Intent	44
5.7	No Affiliation with Independent Valuation Firm	44

ARTICLE VI	COVENANTS	45

6.1	Access to Information; Confidentiality	45
6.2	Conduct of the Business Pending the Closing	45
6.3	Third Party Consents	49
6.4	Governmental Consents and Approvals	49
6.5	Further Assurances	49
6.6	No Shop	49
6.7	Non-Competition; Non-Solicitation; Confidentiality	50
6.8	Preservation of Records	51
6.9	Publicity	52
6.10	Cooperation with Financing	52

6.11	Related-Party Transactions with Non-Management Affiliates	52
6.12	Monthly Financial Statements	52
6.13	Fees and Expenses	53
6.14	Notification of Certain Matters	53
6.15	Debt	54
6.16	Resignation of Directors	54
6.17	Use of Name	54
6.18	Section 338(h)(10) Election	54

ARTICLE VII	CONDITIONS TO CLOSING	55

7.1	Conditions Precedent to Obligations of Purchaser	55
7.2	Conditions Precedent to Obligations of the Selling Stockholders	57

ARTICLE VIII	INDEMNIFICATION	58

8.1	Survival of Representations and Warranties	58
8.2	Indemnification	59
8.3	Indemnification Procedures	60
8.4	Limitations on Indemnification for Breaches of Representations and Warranties	61
8.5	Tax Matters	62
8.6	Indemnity Escrow	65
8.7	Tax Treatment of Indemnity Payments	65
8.8	Exclusive Remedy	65
8.9	Selling Stockholder Indemnification Limit	66

ARTICLE IX	TERMINATION	66

9.1	Termination of Agreement	66
9.2	Procedure Upon Termination	67
9.3	Effect of Termination	67

ARTICLE IX	MISCELLANEOUS	67

10.1	Expenses	67
10.2	Stockholder Representative	67
10.3	Specific Performance	69
10.4	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	69
10.5	Entire Agreement; Amendments and Waivers	69
10.6	Governing Law	70
10.7	Notices	70
10.8	Severability	71
10.9	Binding Effect; Assignment	71
10.10	Non-Recourse	71
10.11	Counterparts	72

Exhibits

Exhibit A – Selling Stockholders Information

Exhibit B – Agreed Principles

Exhibit C – Escrow Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated April 17, 2008 (the “Agreement”), by and among Deep Down, Inc., a corporation existing under the laws of Nevada (“Purchaser”), Flotation Technologies, Inc., a corporation existing under the laws of Maine (the “Company”), and the stockholders of the Company listed on the signature pages hereof under the heading “Selling Stockholders” (collectively, the “Selling Stockholders”).

W I T N E S S E T H:

WHEREAS, the Selling Stockholders own an aggregate of 1,000 shares of the common stock, no par value per share (the “Shares”), of the Company, which constitute all of the issued and outstanding shares of capital stock of the Company;

WHEREAS, the Selling Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholders, the Shares for the purchase price and upon the terms and conditions hereinafter set forth; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Adjustment Escrow Account” means a separate account, set up pursuant to the Escrow Agreement, where the Adjustment Escrow Amount is held for disbursement by the Escrow Agent.

“Adjustment Escrow Amount” means $250,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Agreed Principles” means the accounting principles used in determining Closing Working Capital as set forth on Exhibit B hereto.

“Business Day” means any day of the year on which national banking institutions in Texas are open to the public for conducting business and are not required or authorized to close.

“Cash” means the amount of cash and bank deposits as reflected in bank statements, and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing Working Capital” means (A) the Included Current Assets of the Company, less (B) the Included Current Liabilities of the Company, determined as of the open of business on the Closing Date (but also giving effect to the distribution made by the Company under Section 2.8 hereof) and in accordance with the Agreed Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all unpaid out-of-pocket fees and expenses, incurred by or on behalf of, or to be paid by, the Company in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company, (B) any fees or expenses associated with obtaining the release and termination of any Liens; (C) all brokers’ or finders’ fees; (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, and (F) all sale, “stay-around,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby; provided, however, that the fees and expenses of Malone & Bailey, PC  incurred in respect of performing an audit of the consolidated financial statements of the Company for the fiscal years ended December 31, 2007 and 2006 shall not be “Company Transaction Expenses” and payment therefor shall be the obligation of Purchaser.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (including punitive damages and consequential damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any Law in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Maine Protection and Improvement of Waters Act, 38 M.R.S.A. § 361-A, the Maine Uncontrolled Hazardous Substances Sites Law, 38 M.R.S.A. § 1362.1), Maine Hazardous Waste, Septage and Solid Waste Management Act, 38 M.R.S.A. §§ 1301 et seq. and Maine Site Location of Development Law 38 M.R.S.A. §§ 481 -490 , as each has been or may be amended and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

“Included Current Assets” means Cash, accounts receivable, inventory, prepaid expenses, and other prepaid amounts, but excluding deferred tax assets and receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, subject only to the Agreed Principles.

 “Included Current Liabilities” means accounts payable, accrued Taxes of the Company, the Customer Deposit Liability (as defined in Exhibit B), and accrued expenses, but excluding Company Transaction Expenses, payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their Affiliates and Indebtedness, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, subject only to the Agreed Principles.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnity Escrow Account” means an account, set up pursuant to the Escrow Agreement, where the Indemnity Escrow Amount is held for disbursement by the Escrow Agent.

“Independent Valuation Firm” means Baker Newman Noyes, LLC, and if it refuses or is unable to perform the requested services, Purchaser and the Stockholder Representative shall negotiate in good faith to agree upon a different valuation firm.

“Intellectual Property” means any rights available (including with respect to Technology) under patent, copyright, trade secret or trademark law or any other similar statutory provision or common law doctrine in the United States or anywhere else in the Territory, and also domain names.

“IRS” means the Internal Revenue Service.

 “Knowledge” (other than “Knowledge of the Company” or “Knowledge of the Selling Stockholders,” which are defined below) means, with respect to any Person that is not an individual, the knowledge after due inquiry of such Person’s directors and executive officers and all other officers and managers having responsibility relating to the applicable matter or, in the case of an individual, knowledge after due inquiry (and, in each case, shall include the knowledge that each such Person would have acquired upon such inquiry or that otherwise would be imputed to such Person by operation of Law).

“Knowledge of the Company” means the knowledge after due inquiry of any of Timothy H. Cook, Peter Russell, Peter Perro, and David Capotosto (and, in each case, shall include the knowledge that each such Person would have acquired upon such inquiry or that otherwise would be imputed to such Person by operation of Law).

Knowledge of the Selling Stockholders” means the actual knowledge without investigation of any of Timothy H. Cook, Sidney D. Cook and Catherine B. Cook.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company, (ii) the value of the Company, (iii) regulatory or political conditions, or securities markets in the United States or worldwide or any outbreak of hostilities, terrorist activities or war, or any material worsening of any such hostilities, activities or war underway as of the date hereof or (iv) the ability of the Selling Stockholders to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the Selling Stockholder Documents.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established herefore in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) Liens listed in Section 1.1(p) of the Disclosure Schedule.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchase Price” means an aggregate price of $23,300,000.00, subject to adjustment as provided in Section 2.4 and Article VIII.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

“Target Working Capital” means an amount equal to $1,800,000.00.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company  or any of its Affiliates.

“Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated, or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2    Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Transaction	6.6(a)
Agreement	Recitals
Asset Allocation Statement	6.18(d)
Balance Sheet	4.7(a)
Balance Sheet Date	4.7(a)
Basket	8.4(a)
Cap	8.4(b)
Cash Price	2.2
Closing	2.5
Closing Balance Sheet	2.4(b)
Closing Date	2.5

Term	Section
Closing Working Capital Statement	2.4(b)
COBRA	4.15(p)
Common Stock	4.4(a)
Company	Recitals
Company Documents	4.2
Company Marks	6.17
Company Permits	4.18(b)
Company Plans	4.15(a)
Company Property	4.11(a)
Company Properties	4.11(a)
Confidential Information	6.7(c)
Confidentiality Agreement	6.1
Customer Deposit Liability	Exhibit B
Disclosure Schedule Update	6.14(b)
Employees	4.15(a)
ERISA Affiliate	4.15(a)
Escrow Agent	8.6
Escrow Agreement	8.6
Expenses	9.3
Final Closing Working Capital	2.4(d)
Financial Statements	4.7(a)
FIRPTA Affidavit	2.7(h)
Government Contract	4.28
Indemnity Escrow Amount	8.6
Loss	8.2(a)
Losses	8.2(a)
Material Contracts	4.14(a)
Multiemployer Plan	4.15(a)
Owned Property	4.11(a)
Owned Properties	4.11(a)
PBGC	4.15(i)
Personal Property Leases	4.12(b)

Term	Section
Purchase Price	2.2
Purchaser	Recitals
Purchaser Documents	5.2
Purchaser Indemnified Parties	8.2(a)
Real Property Lease	4.11(a)
Real Property Leases	4.11(a)
Related Persons	4.23
Representatives	6.6(a)
Restricted Business	6.7(a)
Revised Statements	6.18(d)
Section 338(h)(10) Election	6.18(a)
Selling Stockholders	Recitals
Selling Stockholder Documents	3.2
Selling Stockholder Indemnified Parties	8.2(b)
Short Year Returns	8.5(b)(iv)
Stockholder Representative	10.2(a)
Straddle Period	8.5(c)
Shares	Recitals
Survival Period	8.1
Tax Claim	8.5(d)(i)
Termination Date	9.1(a)
Third Party Claim	8.3(b)
Title IV Plans	4.15(a)

1.3    Other Definitional and Interpretive Matters.

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Laws.  Any reference to a particular law (whether of a specific act, statute or section thereof) shall be deemed also to refer to such law as it may be amended from time to time and to any successor law or provision thereto.

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES, PURCHASE PRICE; CLOSING

2.1    Sale and Purchase of Shares.  Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Stockholder agrees to sell to Purchaser, free and clear of any and all Liens, and Purchaser agrees to purchase from each Selling Stockholder, the Shares owned by such Selling Stockholder set forth opposite such Selling Stockholder’s name on Exhibit A hereto.

2.2    Cash Price.  Purchaser shall pay for the Shares by delivery of an amount in cash equal to the Purchase Price, less (a) Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date (as set forth in the certificate to be delivered to Purchaser on the Closing Date as provided under Section 6.15 hereof) and (b) any Company Transaction Expenses (as set forth in the certificate to be delivered to Purchaser on the Closing Date as provided under Section 6.13 hereof) (the Purchase Price less such amounts described in (a) and (b), the “Cash Price”).

2.3    Payment of Purchase Price.

(a)    On the Closing Date, Purchaser shall pay the Cash Price less the Adjustment Escrow Amount and the Indemnity Escrow Amount to the Selling Stockholders by wire transfer of immediately available funds into accounts designated in writing by the Selling Stockholders not less than three Business Days prior to the Closing Date and allocated among the Selling Stockholders in accordance with their respective aggregate percentage ownership of the Shares as set forth on Exhibit A.

b)    On the Closing Date, Purchaser shall pay the Adjustment Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent in cash payable by wire transfer of immediately available funds for deposit into the Adjustment Escrow Account and the Indemnity Escrow Account, respectively.

(c)    On the Closing Date, Purchaser shall pay from the Purchase Price, on behalf of the Company, the outstanding Company Transaction Expenses (as shown in the certificate delivered to Purchaser on the Closing Date pursuant to Section 6.13) and Indebtedness (as shown in the certificate delivered to Purchaser on the Closing Date pursuant to Section 6.15 hereof) of the Company per direction of the Company for the payment thereof.

(d)    Any payments of Cash Price that constitute compensation to Selling Stockholders, who are (or were) employees of the Company shall be subject to reduction for employment-related Taxes as required by applicable federal and state withholding Laws and all such withheld amounts shall be remitted to the applicable Taxing Authorities promptly following the date of payment.  Despite having amounts so withheld, the applicable Selling Stockholders shall be treated as though they had received and shall be deemed to have received the full amounts of the Purchase Price to which they are otherwise entitled.

2.4    Cash Price Adjustment.

(a)    Following the Closing, the Cash Price shall be adjusted as provided herein to reflect the difference between Closing Working Capital and Target Working Capital.

(b)    Within 45 days following the Closing Date, Purchaser shall deliver to the Stockholder Representative a balance sheet of the Company as of the open of business on the Closing Date (the “Closing Balance Sheet”) audited by Purchaser’s accountants and a statement of Closing Working Capital derived from the Closing Balance Sheet (the “Closing Working Capital Statement”).  The Closing Balance Sheet and the Closing Working Capital Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s audited Financial Statements for the most recent fiscal year end as if such Closing Balance Sheet was as of a fiscal year end, subject only to the Agreed Principles.  Exhibit B sets forth the Agreed Principles and contains illustrative examples of (i) the calculation of Customer Deposit Liability, (ii) the Closing Working Capital Statement and (iii) the calculation of Closing Working Capital.

(c)    The Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon) delivered by Purchaser to the Stockholder Representative shall be conclusive and binding upon the parties unless the Stockholder Representative, within 20 days after delivery to the Stockholder Representative of the Closing Balance Sheet and the Closing Working Capital Statement, notifies Purchaser in writing that the Stockholder Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor.   Purchaser and the Stockholder Representative shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Balance Sheet and the Closing Working Capital Statement (and the computation of Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties.  If Purchaser and the Stockholder Representative do not reach agreement in resolving the dispute within 20 days after notice is given by the Stockholder Representative to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to the Independent Valuation Firm for resolution.  Each of Purchaser and the Stockholder Representative agrees to execute, if requested by the Independent Valuation Firm, a reasonable engagement letter.  Purchaser and the Stockholder Representative shall cooperate with the Independent Valuation Firm and promptly provide all documents and information requested by the Independent Valuation Firm.  Promptly, but no later than thirty (30) days after acceptance of appointment as the Independent Valuation Firm, the Independent Valuation Firm shall determine (it being understood that in making such determination, the Independent Valuation Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Stockholder Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital which shall be conclusive and binding on the parties hereto.  In resolving any disputed item, the Independent Valuation Firm (i) shall be bound by the provisions of this Section 2.4 and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either Purchaser or Stockholder Representative or less than the smallest value for such items claimed by either thereof.  Subject to the provisions of Section 10.4, judgment may be entered to enforce such report in any court of competent jurisdiction.  The fees, costs and expenses of the Independent Valuation Firm shall be allocated to and borne by Purchaser and the Selling Stockholders based on the inverse of the percentage that the Independent Valuation Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Valuation Firm.  For example, should the items in dispute total in amount to $1,000 and the Independent Valuation Firm awards $600 in favor of the Selling Stockholders’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Selling Stockholders.

(d)    The Closing Working Capital derived from the items and amounts deemed agreed pursuant to Section 2.4(c) above, collectively with those items and amounts as resolved by the Independent Valuation Firm pursuant to Section 2.4(c) above, shall constitute the “Final Closing Working Capital”.

(e)    Upon final determination of the Final Closing Working Capital as provided above, (A) if Final Closing Working Capital is greater than the Target Working Capital, the Cash Price shall be increased by the amount of such excess and Purchaser shall promptly, but no later than 10 business days after such final determination of Final Closing Working Capital, pay the amount of such increase, together with interest thereon from the Closing Date to the date of payment thereof, to the Stockholder Representative for distribution to the Selling Stockholders in accordance with their respective aggregate percentage ownership of the Shares as set forth on Exhibit A, and (B) if Final Closing Working Capital is less than the Target Working Capital, the Cash Price shall be decreased by the amount of such deficiency and, subject to the terms of Section 2.4(g) below, the Selling Stockholders, jointly and severally, shall promptly, but no later than 10 business days after such final determination of Final Working Capital, pay to Purchaser an amount equal to such deficiency, together with interest thereon from the Closing Date to the date of payment thereof.

(f)    For the purposes of this Section 2.4(b), interest will be payable at the “prime” rate, as announced by The Wall Street Journal, Eastern Edition, from time to time to be in effect, calculated based on a 365 day year and the actual number of days elapsed.

(g)    Any payment to be made by the Selling Stockholders to Purchaser pursuant to Section 2.4(e) above will first be made as a payment from the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement.  Other than any such payment from the Adjustment Escrow Account, any payment to be made under this Section 2.4 shall be made by wire transfer of immediately available funds.  The entire balance in the Adjustment Escrow Account, less any amount paid or payable to the Purchaser under Section 2.4(e)(B) or in payment of the fees of the Independent Valuation Firm, will be paid by the Escrow Agent to the Stockholder Representative, for further distribution to the Selling Stockholders, no later 10 business days after the final determination of Final Working Capital.

2.5    Closing Date.  The consummation of the sale and purchase of the Shares provided for in Section 2.1 hereof (the “Closing”) shall take place at the offices of Looper Reed & McGraw, P.C. located at 1300 Post Oak Boulevard, Suite 2000, Houston, Texas 77056 (or at such other place as the parties may otherwise designate) at 10:00 a.m. (Houston time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

2.6    Deliveries Prior to the Closing Date.  No later than three Business Days prior to the Closing Date, the Company shall deliver to Purchaser:

(a)    the pay-off letters or final invoices in respect of Company Transaction Expenses and the certificate setting forth an estimate of Company Transaction Expenses, pursuant to Section 6.13.

(b)    the pay-off letters in respect of Indebtedness to be repaid as of the Closing and the certificate setting forth an estimate of Indebtedness, pursuant to Section 6.15.

2.7    Deliveries on the Closing Date.  At the Closing, the Selling Stockholders shall deliver or cause the Company to deliver, as applicable, to Purchaser:

(a)    copies of resolutions, certified by the Secretary of the Company and an authorized person of each Selling Stockholder, respectively, as to the authorization of this Agreement and all of the transactions contemplated hereby;

(b)    copies of the releases from Affiliates of the Company, pursuant to Section 6.11;

(c)    stock certificates from each of the Selling Stockholders representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached and otherwise sufficient to transfer the Shares to Purchaser free and clean of all Liens;

(d)    certificates of good standing dated not more than 5 Business Days prior to the Closing Date (i) with respect to the Company issued by the Secretary of State of the State of Maine and (ii) for each state in which the Company is qualified to do business as a foreign corporation;

(e)    all instruments and documents necessary to release any and all Liens other than Permitted Exceptions, including appropriate UCC financing statement amendments (termination statements);

(f)    the certificate indicating the Company Transaction Expenses as of the close of business on the day immediately preceding the Closing Date, pursuant to Section 6.13;

(g)    the certificate indicating the amount of Indebtedness to be repaid as of the Closing, pursuant to Section 6.15;

(h)    affidavits of non-foreign status from each of the Selling Stockholders that complies with Section 1445 of the Code (a “FIRPTA Affidavit”);

(i)    an IRS Form 8023, duly executed by each Selling Stockholder; and

(j)    such other documents (e.g., estoppel certificates, lien searches and title commitments to real property) as Purchaser shall reasonably request.

2.8    Net Cash Payment to Selling Stockholders.  Immediately prior to the Closing, the Company shall pay to the Selling Stockholders, in accordance with their respective aggregate percentage ownership of the Shares as set forth on Exhibit A, an aggregate amount (as mutually agreed by Purchaser and the Company) equal to the excess (if any) of (i) the Cash of the Company as of the Closing Date over (ii) the Customer Deposit Liability (reduced by Company receivables as of the Closing Date that are related to customer deposits) of the Company as of the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLING STOCKHOLDERS

Each Selling Stockholder, severally and not jointly, hereby represents and warrants to Purchaser that:

3.1    Organization and Good Standing  Such Selling Stockholder (if other than an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

3.2    Authorization of Agreement.  Such Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (the “Selling Stockholder Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Selling Stockholder Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Selling Stockholder.  This Agreement has been, and each of the Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Selling Stockholder and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Selling Stockholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms except to the extent that enforceability is limited by equitable principles..

3.3    Conflicts; Consents of Third Parties.

(a)    Except as set forth in Section 3.3(a) of the Disclosure Schedule, none of the execution and delivery by such Selling Stockholder of this Agreement or the Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) if such Selling Stockholder is other than an individual, the organizational documents of such Selling Stockholder; (ii) any Contract or Permit to which any Selling Stockholder is a party or by which any of the properties or assets of such Selling Stockholder are bound; (iii) any Order of any Governmental Body applicable to such Selling Stockholder or by which any of the properties or assets of such Selling Stockholder are bound; or (iv) any applicable Law.

(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Selling Stockholder in connection with the execution and delivery of this Agreement, the Selling Stockholder Documents, the compliance by such Selling Stockholder with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except for those set forth on Section 3.3(b) of the Disclosure Schedule.

3.4    Ownership and Transfer of Shares.  Such Selling Stockholder is the record and beneficial owner of the Shares indicated as being owned by such Selling Stockholder on Exhibit A, free and clear of any and all Liens.  Such Selling Stockholder has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens.  No payments made to such Selling Stockholder who is (or was) an employee of the Company are subject to reduction for employment-related Taxes as required by applicable federal and state withholding Laws.

3.5    Litigation.  There is no Legal Proceeding pending or, to the Knowledge of such Selling Stockholder, threatened against such Selling Stockholder or to which such Selling Stockholder is otherwise a party relating to this Agreement, the Selling Stockholder Documents or the transactions contemplated hereby or thereby.

3.6    Financial Advisors.  Except as set forth in Section 3.6 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Selling Stockholder in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof

3.7    No Affiliation with Independent Valuation Firm.  The Independent Valuation Firm (i) is not an Affiliate of such Selling Stockholder, and (ii) is not (and has not ever been) a party to any Contract with such Selling Stockholder or any of such Selling Stockholder’s Affiliates (other than any Contract contemplated to be entered into pursuant to this Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Selling Stockholders, jointly and severally, hereby represent and warrant to Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement and as of the Closing Date as qualified in the Disclosure Schedule (as such Disclosure Schedule may be supplemented by Disclosure Schedule Updates in accordance with Section 6.14):

4.1    Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.  The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing could not reasonably be expected to be material.

4.2    Authorization of Agreement.  The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of the Company.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

4.3    Conflicts; Consents of Third Parties.

(a)    Except as set forth in Section 4.3(a) of the Disclosure Schedule, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company; (ii) any Contract or Permit; (iii) any Order applicable to the Company or any of the properties or assets of the Company; or (iv) any applicable Law.

(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with (i) the execution and delivery of this Agreement, the Company Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company, except for those set forth on Section 4.3(b) of the Disclosure Schedule.

4.4    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,000 shares (the “Common Stock”), no par value per share.  The Shares are the only issued and outstanding shares of Common Stock and the Company holds no shares as treasury stock.  All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights.  All of the outstanding shares of Common Stock are owned of record by the holders and in the respective amounts as are set forth on Exhibit A.

(b)    There is no existing option, warrant, call, right or Contract to which any Selling Stockholder or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company.  There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock or other equity interests, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person.  There are no outstanding options, stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.  There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company may vote.  Except as set forth in Section 4.4(b) to the Disclosure Schedule, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Selling Stockholder is a party or is bound with respect to the voting or consent of any shares of Common Stock.

4.5    Subsidiaries.  The Company has no Subsidiaries and, except as set forth in Section 4.5 of the Disclosure Schedule, does not own any shares of capital stock or other securities of or investments in any other Person.

4.6    Corporate Records.

(a)    The Company has delivered to Purchaser true, correct and complete copies of the certificate of incorporation (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company, in each case as amended and in effect on the due date hereof, including all amendments thereto.

(b)    Except as set forth in Section 4.6(b) of the Disclosure Schedule, the minute books of the Company previously provided to Purchaser contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company.  The stock certificate books and stock transfer ledgers of the Company previously provided to Purchaser are true, correct and complete.  All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.7    Financial Statements.

(a)    The Company has delivered to Purchaser copies of (i) the reviewed balance sheet of the Company as at December 31, 2006 and the related reviewed statements of income, stockholders’ equity and cash flows of the Company for the year then ended, (ii) the audited balance sheet of the Company as at December 31, 2007 and the related audited statements of income, stockholders’ equity and of cash flows of the Company for the year then ended, and (iii) the unaudited balance sheet of the Company as at February 29, 2008 and the related statement of income of the Company for the two month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the audited Financial Statements is complete and correct and has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated therein  The unaudited Financial Statements have been prepared by the management of the Company (and, in the case of the Financial Statements as at December 31, 2006 and the year then ended, were reviewed by the Company’s independent auditors) and are consistent with the Company’s books and records

The balance sheet of the Company as at December 31, 2007 is referred to herein as the “Balance Sheet” and such date is referred to herein as the “Balance Sheet Date.”

(b)    Except as set forth in Section 4.7(b) of the Disclosure Schedule, all books, records and accounts of the Company are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(c)    The Company has provided to Purchaser copies of all issued auditors’ reports, letters to management regarding accounting practices and controls and all responses to such letters from management, in each case to the extent relating to the business and the operation thereof, whether the same are issued to the Company.

4.8    No Undisclosed Liabilities.  Except as set forth in Section 4.8 of the Disclosure Schedule, the Company has no Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Financial Statements, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, (iii) Liabilities arising under Contracts not yet due (and not arising from the failure to perform or any breach or default thereunder) or (iv) that are immaterial to the Company.

4.9    Absence of Certain Developments.  Except as expressly contemplated by this Agreement or as set forth on Section 4.9 to the Disclosure Schedule, since the Balance Sheet Date (i) the Company has conducted its business in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Section 4.9 to the Disclosure Schedule, since the Balance Sheet Date::

(a)    there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $100,000 for any single loss or $250,000 for all such losses;

(b)    there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;

(c)    the Company has not awarded or paid any bonuses to employees of the Company except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

(d)    there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;

(e)    the Company has not made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(f)    the Company has not entered into any transaction or Contract other than in the Ordinary Course of Business;

(g)    the Company has not failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(h)    the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Selling Stockholder or any director, officer, partner, stockholder or Affiliate of any Selling Stockholder (other than reimbursements of business expenses incurred and reimbursed in the Ordinary Course of Business);

(i)    the Company has not (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(j)    the Company has not discharged or satisfied any Lien, or paid any Liability, except in the Ordinary Course of Business;

(k)    the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(l)    the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $100,000 in the aggregate;

(m)   the Company has not issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness;

(n)   the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property owned by the Company except in the Ordinary Course of Business;

(o)    the Company has not instituted or settled any Legal Proceeding; and

(p)    none of the Selling Stockholders or the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9.

4.10         Taxes.

(a)    (i) Except as set forth in Section 4.10(a) of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Company and any Affiliated Group of which the Company is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes required to be paid by or on behalf of the Company and any Affiliated Group of which the Company is or was a member have been fully and timely paid.  With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records.  All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company.

(b)    Except as set forth in Section 4.10(b) of the Disclosure Schedule, the Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c)    Purchaser has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company relating to the taxable periods since January 1, 2002 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company.  All income and franchise Tax Returns filed by or on behalf of the Company have been examined by the relevant Taxing Authority or the statute of limitations with respect to such Tax Returns has expired.

(d)    Section 4.10(d) of the Disclosure Schedule lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of Company, and (ii) all of the jurisdictions that impose such Taxes or with respect to which the Company has a duty to file such Tax Returns.  No claim has been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

(e)    All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor have the Selling Stockholders or the Company received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.  No issue has been raised by a Taxing Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f)    Neither the Company nor any other Person on their behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (v) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (vi) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g)    No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h)    No Selling Stockholder is a foreign person within the meaning of Section 1445 of the Code.

(i)    The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j)    There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, the Company or any of their respective Affiliates by reason of Section 280G of the Code.

(k)   The Company is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l)    There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company.

(m)   The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent.

(n)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o)    Except as set forth in Section 4.10(n) to the Disclosure Schedule, there is no taxable income of the Company that will be required under applicable Tax Law to be reported by the Purchaser or any of its Affiliates, including the Company, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(p)    The Company has not engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law.

(q)    The Selling Stockholders and the Company are members of a “selling consolidated group” within the meaning of Treasury Regulation Section 1.338(h)(10)-1(b)(2).

(r)    The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(s)    The Company does not have, and has never had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(t)    The Company has been a validly electing “S” corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its inception and the Company will be an “S” corporation up to and including the day before the Closing Date.

(u)    The Company has been a validly electing “S” corporation under each provision of state or local law analogous to Sections 1361 and 1362 of the Code in each jurisdiction where Company is required to file a Tax Return at all times since its inception and Company will be an “S” corporation up to and including the day before the Closing Date.

(v)    Except as set forth on Section 4.10(v) of the Disclosure Schedule, the Company has no potential liability for any Tax under Section 1374 of the Code.  The Company has not, in the past ten years, (i) acquired assets from another corporation in a transaction in which such entity’s tax basis for the acquired asset was determined, in whole, or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a Qualified Subchapter S Subsidiary, within the meaning of Section 1361(b)(3) of the Code.

4.11         Real Property.

(a)    Section 4.11(a) of the Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by the Company (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto).  The Company has good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever, except Permitted Exceptions.  Except as set forth in Section 4.11(a) of the Disclosure Schedule, the Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the

Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted.  All of the Company Properties and buildings, fixtures and improvements thereon (i) are in good operating condition (ordinary wear and tear excepted) without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses.  Except as set forth on Section 4.11(a) to the Disclosure Schedule, none of the improvements located on the Company Properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws.  The Company has delivered to Purchaser true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.  The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Section 4.11(a) of the Disclosure Schedule.

(b)    The Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions.  Each of the Real Property Leases is in full force and effect.  The Company is not in default under any Real Property Lease, and to the Knowledge of the Company and the Selling Stockholders, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default.  The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Company and the Selling Stockholders, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c)    The Company has all certificates of occupancy and Permits of any Governmental Body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them.  No default or violation or, to the Knowledge of Company and the Selling Stockholders, event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d)    There does not exist any actual or, to the Knowledge of the Company and the Selling Stockholders, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company or any Selling Stockholder has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e)    None of the Selling Stockholders or the Company has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f)    The Company does not own, hold, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.12    Tangible Personal Property.

(a)    The Company has good and marketable title to all of the items of tangible personal property used in the business of the Company (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions.  Except as set forth in Section 4.12(a) of the Disclosure Schedule, all such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)    Section 4.12(b) of the Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $20,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company are bound.  Except as set forth in Section 4.12(b) of the Disclosure Schedule, all of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.  The Company has delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)    The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee.  Each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Knowledge of the Company and the Selling Stockholders, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.13    Technology and Intellectual Property.

(a)    Section 4.13(a) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of (i) each issued patent owned by the Company, (ii) each pending patent application filed by or on behalf of the Company, (iii) each trademark registration, service mark registration, and copyright registration owned by the Company, (iv) each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company,

(v) each domain name registered by or on behalf of the Company and (vi) each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by the Company in connection with its business.  Section 4.13(a) of the Disclosure Schedule lists, for each such item of Intellectual Property owned by the Company, the item, the jurisdiction, the filing and, if issued, issuance dates and any serial or registration numbers.

(b)    Except as disclosed in Section 4.13(b) of the Disclosure Schedule, the Company owns all right, title and interest in and to all Intellectual Property required to be set forth on Section 4.13(a) of the Disclosure Schedule.  Except as set forth on Section 4.13(b) of the Disclosure Schedule all such Intellectual Property is subsisting, and all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered Intellectual Property in full force and effect. Except as set forth on Section 4.13(a) of the Disclosure Schedule, there are, as of the date of this Agreement, no filings, payments or similar actions that must be taken by the Company within 90 days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(c)    Except as set forth on Section 4.13(c) of the Disclosure Schedule, the Company owns all right, title and interest in and to, or has valid and continuing rights to use, sell and license, all Intellectual Property, Software and other Technology used in the conduct of the business and operations of the Company as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others other than Permitted Exceptions. The business and operations of the Company, its Technology, products and services and the designing, development, manufacturing, reproduction, use, marketing, sale, distribution, maintenance and modification of any of the foregoing as presently performed and as currently contemplated to be performed does not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.

(d)    Except with respect to licenses of Software (i) generally available for an annual or one-time license fee of no more than $10,000 in the aggregate, (ii) distributed as “freeware” or (iii) distributed via Internet access without charge and for use without charge, Section 4.13(d) of the Disclosure Schedule sets forth a list, complete and accurate as of the date of this Agreement, of all agreements pursuant to which the Company licenses in or otherwise is authorized to use all Intellectual Property, Software and other Technology used in the conduct of the business and operations of the Company as presently conducted and as currently contemplated to be conducted.  The Company has delivered to Purchaser correct, complete and current copies of all such agreements.  Except pursuant to the agreements described in clause (i) above or identified on Section  4.13(d) of the Disclosure Schedule, the Company is not required, obligated, or under any liability whatsoever to make any payments in excess of $10,000 per year by way of royalties, fees or other payments described in the applicable agreements, to any third party with respect to any Intellectual Property, Software and other Technology used in the conduct the business and operations of the Company as presently conducted.

(e)    Except as set forth on Section 4.13(e) of the Disclosure Schedule, neither the execution of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the conduct of the business and operations of the Company as presently conducted and as currently proposed to be conducted will result in: (i) the Company granting to any third party any right to any Technology or Intellectual Property owned by, or licensed to, the Company, or (ii) the Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.  Except as set forth in Section 4.13(e) of the Disclosure Schedule, following the Closing, the Company will have the right to exercise all of its current rights under agreements granting rights to the Company with respect to Intellectual Property, Software and other Technology of a third party to the same extent and in the same manner it would have been able to had the transaction contemplated by this Agreement not occurred, and without the payment of any additional consideration as a result of such transaction and without the necessity of any third party consent as a result of such transaction.

(f)    Section 4.13(f) of the Disclosure Schedule sets forth a complete and accurate list of all agreements pursuant to which the Company has licensed to a third party for any purpose any Intellectual Property, Software or other Technology owned by or exclusively licensed to the Company.  Section 4.13(f) of the Disclosure Schedule further sets forth a complete and accurate list of all agreements to which the Company is a party (i) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any Intellectual Property owned by the Company or (ii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property of a third party.  The Company has delivered to Purchaser true, correct and complete copies of each agreement set forth on Section 4.13(f) of the Disclosure Schedule, together with all amendments, modifications or supplements thereto.

(g)    Except as set forth in Section 4.13(g) of the Disclosure Schedule, The Company has not in the last ten years (i) transferred ownership of, (ii) granted any exclusive license of or right to use, (iii) authorized the retention of any exclusive rights to use, or (iv) authorized joint ownership of, any Intellectual Property, Software or other Technology owned by the Company.

(h)    Section 4.13(h) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company that is material to the operation of the business of the Company and (ii) all Software that is used by the Company in the business of the Company that is not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000.

(i)    Except as set forth in Section 4.13(i) of the Disclosure Schedule, since January 1, 2005 the Company has not brought any action, suit or proceeding or asserted any claim (other than claims that have been resolved to the Company’s satisfaction) against any Person for infringing or misappropriating any Technology or, to the Knowledge of the Company, Intellectual Property owned by the Company, nor, to the Knowledge of the Company, is there any basis for any such action, suit or proceeding.

(j)    Except as set forth in Section 4.13(j) of the Disclosure Schedule, there is no action, suit, proceeding, hearing, investigation, notice or complaint pending or, to the Knowledge of the Company, threatened, by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of Company’s Intellectual Property or Technology, nor has any claim or demand been made by any third party that (i) challenges the validity, enforceability, use or exclusive ownership of any Intellectual Property or Technology owned by the Company or (ii) alleges any infringement, misappropriation, violation, or unfair competition or trade practices by the Company of any Intellectual Property or Technology of any third party, nor to the Knowledge of the Company, is there any basis for any such claim or demand.

(k)    None of the Company’s Technology or Intellectual Property is subject to any outstanding injunction, decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or affects the validity, use or enforceability of any such Technology or Intellectual Property.

(l)    The Company has taken adequate measures to protect the confidentiality of all trade secrets owned by the Company that are material to the Company’s business as currently conducted and as proposed to be conducted.  Except as set forth in Section 4.13(l) of the Disclosure Schedule, the Company has executed valid written agreements with all of its past and present employees who have contributed to the development of Technology and Intellectual Property pursuant to which such employees have assigned to the Company all their rights in and to all Technology and Intellectual Property they may develop in the course of their employment and agreed to hold all trade secrets and confidential information of the Company in confidence both during and after their employment.  Except as set forth in Section 4.13(l) of the Disclosure Schedule, the Company has executed valid written agreements with all its past and present consultants and independent contractors who have been retained in connection with the development of Technology and Intellectual Property by which the consultants and independent contractors have assigned to the Company all their rights in and to such Technology and Intellectual Property and agreed to hold all trade secrets and confidential information of the Company in confidence both during and after the term of their engagements.  No trade secrets or other confidential information owned by the Company that is material to its business as currently conducted and as proposed to be conducted have been disclosed or authorized to be disclosed by the Company to any of its employees or any third party other than pursuant to a written non-disclosure or confidentiality agreement.  Except as set forth in Section 4.13(l) of the Disclosure Schedule, no employee, consultant or independent contractor of the Company is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(m)    To the Knowledge of the Company, none of the Software owned by the Company contains any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is designed to delete, disable, deactivate, interfere with, or otherwise harm the Software or the hardware, data, or computer programs or codes of a user of such Software, or that is designed to provide access or produce modifications not authorized by such user.

(n)    The information technology systems of the Company, including the relevant Software and hardware, are adequate for the business as presently conducted and as currently proposed to be conducted, including with respect to expected increases in business volume.  Except as set forth in Section 4.13(n) of the Disclosure Schedule, the information technology systems of the Company have not suffered any material failure within the past two years.

(o)    The Company is in compliance with any posted privacy policies and any laws or regulations relating to personally identifiable information.

4.14    Material Contracts.

(a)    Section  4.14(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which the Company is a party or by which it or any of its assets or properties are bound (collectively, the “Material Contracts”):

(i)    Contracts with any Selling Stockholder or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of the Company;

(ii)   Contracts with any labor union or association representing any employee of the Company;

(iii)   Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(iv)   Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v)    Contracts containing covenants of the Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(vi)   Contracts for the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other Person;

(vii)   Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(viii)   purchase Contracts giving rise to Liabilities of the Company in excess of $50,000;

(ix)    all Contracts providing for payments by or to the Company in excess of $100,000 in any fiscal year or $100,000 in the aggregate during the term thereof;

(x)    all Contracts obligating the Company to provide or obtain products of services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

(xi)   Contracts under which the Company has made advances or loans to any other Person (other than accounts payable arising in the Ordinary Course of Business);

(xii)   Contracts providing for severance, retention, change in control or other similar payments;

(xiii)          Contracts involving expected payment of $50,000 or more in any annual period for the employment of any individual on a full-time, part-time or consulting basis;

(xiv)          material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice; and

(xv)    outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company.

(b)    Except as set forth in Section 4.14(b) of the Disclosure Schedule, each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence.  Except as set forth in Section 4.14(b) of the Disclosure Schedule, the Company is not in default under any Material Contract, nor, to the Knowledge of the Company or the Selling Stockholders, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Company or any other party thereunder.  Except as set forth in Section 4.14(b) of the Disclosure Schedule, no party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written or, to the Knowledge of the Company or the Selling Stockholders, other notice of any significant dispute with respect to any Material Contract.  The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.15    Employee Benefits Plans.

(a)    Section 4.15(a) of the Disclosure Schedule sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company or any of the (the “Employees”) (collectively, the “Company Plans”), and (ii) all “employee pension plans” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code), maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “Title IV Plans”).  Section 4.15(a) of the Disclosure Schedule sets forth each Company Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)    Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available or delivered to Purchaser by the Company, to the extent applicable:  (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

(c)    The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Federal and state Laws and regulations, and neither the Company nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA.  To the Knowledge of the Company or the Selling Stockholders, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(d)    The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from Federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

(e)    Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

(f)    Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor have any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan.  Purchaser will not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the transactions contemplated by this Agreement.

(g)    Section 4.15(g) of the Disclosure Schedule sets forth on a plan by plan basis, the present value of benefits payable presently or in the future to Employees under each unfunded Company Plan.

(h)    All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or Title IV Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet.  No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.

(i)    There is no “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans.  Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of a Title IV Plan and the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

(j)    There has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(k)    Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA.  All premiums due the PBGC with respect to the Title IV Plans have been paid.

(l)    No liability under any Company Plan or Title IV Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.

(m)   None of the Company, any ERISA Affiliate nor any organization to which the Company or any ERISA Affiliate is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.

(n)    There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor to the Knowledge of the Company or the Selling Stockholders, are there facts that could form the basis for any such claim or lawsuit.

(o)    There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such documents to the participants in or beneficiaries of the Company Plans.  All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken.  Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

(p)    None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary.  Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(q)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any Employee from the Company, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.

(r)    The Company does not have a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

(s)    No stock or other security issued by the Company forms or has formed a material part of the assets of any Company Plan.

(t)    Except as set forth in Section 4.15(t) of the Disclosure Schedule, any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company for Federal income tax purposes by the Company is not an employee for such purposes.

4.16    Labor.

(a)    The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company.

(b)    No Employees are represented by any labor organization.  No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or the Selling Stockholders, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.  There is no organizing activity involving the Company pending or, to the Knowledge of the Company or the Selling Stockholders, threatened by any labor organization or group of Employees.

(c)    There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company or the Selling Stockholders, threatened against or involving the Company.  There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company or the Selling Stockholders, threatened by or on behalf of any Employee or group of Employees.

(d)    There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company or the Selling Stockholders, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual.  Except as set forth in Section 4.16(d) of the Disclosure Schedule, the Company is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the six (6) months prior to Closing.

4.17    Litigation.  There is no Legal Proceeding pending or, to the Knowledge of the Company or the Selling Stockholders, threatened against the Company (or to the Knowledge of the Company or the Selling Stockholders, pending or threatened, against any of the officers, directors or employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party before any Governmental Body, nor to the Knowledge of the Company or the Selling Stockholders is there any reasonable basis for any such Legal Proceeding.  The Company is not subject to any Order, and is not in breach or violation of any Order.  The Company is not engaged in any legal action to recover monies due it or for damages sustained by it.  There are no Legal Proceedings pending or, to the Knowledge of the Company or the Selling Stockholders, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or, any Company Document or the transactions contemplated hereby or thereby.

4.18    Compliance with Laws; Permits.

(a)    The Company is in compliance in all material respects with all Laws applicable to its business, operations or assets.  The Company has not received any written, or to the Knowledge of the Company or the Selling Stockholders, other notice of or been charged with the violation of any Laws.  To the Knowledge of the Company or the Selling Stockholders, the Company is not under investigation with respect to the violation of any Laws and there are no facts or circumstances which could form the basis for any such violation.

(b)    Section 4.18 of the Disclosure Schedule contains a list of all Permits which are required for the operation of the business of the Company as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the failure of which to possess is immaterial.  The Company currently has all Permits which are required for the operation of its business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial.  The Company is not in default or violation, and to the Knowledge of the Company or the Selling Stockholders, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Knowledge of the Company or the Selling Stockholders, there are no facts or circumstances which could form the basis for any such default or violation.  There are no Legal Proceedings pending or, to the Knowledge of the Company or the Selling Stockholders, threatened, relating to the suspension, revocation or modification of any Company Permit.  Assuming that the consents or waivers (as applicable) set forth on Section 4.3(b) of the Disclosure Schedule are obtained, none of the Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

4.19    Environmental Matters.  Except as set forth on Section 4.19 of the Disclosure Schedule:

(a)    the operations of the Company are and have been in material compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the Company or the Selling Stockholders, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company or the Selling Stockholders, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b)    The Company is not the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

(c)    no claim has been made or is pending, or to the Knowledge of the Company or the Selling Stockholders, threatened against the Company alleging either or both that the Company may be in violation of any Environmental Law or Environmental Permit, or may have any material liability under any Environmental Law;

(d)    to the Knowledge of the Company or the Selling Stockholders, no facts, circumstances or conditions exist with respect to the Company or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring material unbudgeted Environmental Costs and Liabilities;

(e)    there are no investigations of the business, operations, or currently or, to the Knowledge of the Company or the Selling Stockholders, previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company or the Selling Stockholders, threatened which could lead to the imposition of any Environmental Costs and Liabilities or Liens under Environmental Law;

(f)    the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company with respect to environmental matters, and none of the Owned Property or Real Property Leases is located in New Jersey, Indiana or Connecticut;

(g)    there is not located at any of the properties currently or (while owned, operated or leased by the Company) previously owned, operated or leased by the Company any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and

(h)    the Company has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

4.20    Insurance.  The Company has insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of the Company.  Set forth in Section 4.20 of the Disclosure Schedule is a list of all insurance policies and all fidelity bonds held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the Closing Date are generally excluded from the scope of the respective policy.  Except as set forth on Section 4.20 of the Disclosure Schedule, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums.  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company or the Selling Stockholders, no threat has been made to cancel any insurance policy of the Company during such period.  Except as noted on Section 4.20 of the Disclosure Schedule, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.  No event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

4.21    Inventories.  The inventories of the Company are in good and marketable condition, and are usable and of a quantity and quality saleable in the Ordinary Course of Business.  The inventories of the Company set forth in the Balance Sheet were valued at the lower of cost (on a FIFO/LIFO basis) or market and were properly stated therein in accordance with GAAP consistently applied.  Adequate reserves have been reflected in the Balance Sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.  The inventories of the Company constitute sufficient quantities for the normal operation of business in accordance with past practice.

4.22    Accounts and Notes Receivable and Payable

(a)    All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms.  All accounts and notes receivable of the Company reflected on the Balance Sheet are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.  All accounts and notes receivable arising after the Balance Sheet Date are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts.  Except for arrangements in the Ordinary Course of Business (as described in Section 4.22(a) of the Disclosure Schedule), none of the accounts or the notes receivable of the Company (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold subject to any repurchase or return arrangement.

(b)    All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

4.23    Related Party Transactions.  Except as set forth on Section 4.23 of the Disclosure Schedule, no employee, officer, director, stockholder, partner or member of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company, nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) has any claim or cause of action against the Company or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

4.24    Customers and Suppliers.

(a)    Section 4.24 of the Disclosure Schedule sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2007, showing the approximate total sales by the Company to each such customer and the approximate total purchases by the Company from each such supplier, during such period.

(b)    Since the Balance Sheet Date, no customer or supplier listed on Section 4.24 of the Disclosure Schedule has terminated its relationship with the Company or materially reduced or changed the pricing or other terms of its business with the Company and, to the Knowledge of the Company or the Selling Stockholders, no customer or supplier listed on Section 4.24 of the Disclosure Schedule has notified the Company that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company.

4.25    Product Warranty; Product Liability.

(a)    Except as set forth on Section 4.25 of the Disclosure Schedule, each product manufactured, sold or delivered by the Company in conducting its business has been in material conformity with all product specifications, all express and implied warranties and all applicable Laws.  Except as set forth in Section 4.25 of the Disclosure Schedule, the Company has no material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet.  Except as set forth in Section 4.25 of the Disclosure Schedule, the Company has not sold any products or delivered any services that included a warranty for a period of longer than one year.

(b)    The Company has no material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company.  The Company has not committed any act or failed to commit any act, which would result in, and to the Knowledge of the Company or the Selling Stockholders, there has been no occurrence which would give rise to or form the basis of, any material product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or an behalf of the Company.

4.26    Banks; Power of Attorney.  Section 4.26 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.  Except as set forth on Section 4.26 of the Disclosure Schedule, no person holds a power of attorney to act on behalf of the Company.

4.27    Certain Payments.  None of the Company or any Selling Stockholder nor, to the Knowledge of the Company or the Selling Stockholders, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company that has not been recorded in the books and records of the Company.

4.28    Certain Governmental Matters.  The Company has not received from any U.S. Governmental Body or any prime contractor or subcontractor from a U.S. Governmental Body any special, preferential or advantageous treatment in the award of a Government Contract, or in any other manner, including as a “small business concern,” “small disadvantaged business” (or “minority-owned business”), “women-owned” concern, or any other socially and economically disadvantaged classification, as defined in the Small Business Act (15 U.S.C. Sec. 631, et. seq.), the Federal Property and Administrative Services Act (41 U.S.C. Sec. 252), section 7102 of the Federal Acquisition Streamlining Act of 1994 (Public Law 103-355), 10 U.S.C. Sec 2323, Executive Order 12138, May 18, 1979, or regulations implementing these requirements, including the Federal Acquisition Regulations.  “Government Contract” means any prime contract with a U.S. Governmental Body and any subcontract with a prime contractor or higher tier subcontractor under a prime contract with a U.S. Governmental Body.

4.29       Financial Advisors.  Except as set forth on Section 4.29 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholders or the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.30       Full Disclosure.  No representation or warranty of the Company or Selling Stockholders contained in this Agreement or in any of the Selling Stockholder Documents and no written certifications made by or on behalf of the Company or a Selling Stockholder to Purchaser pursuant to this Agreement or any of the Company Documents or Selling Stockholder Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.31        Disclaimer of Other Representation and Warranties.  Except as expressly set forth in Article III and Article IV, and in any written certifications made by or on behalf of the Company or a Selling Stockholder to Purchaser pursuant to this Agreement or any of the Company Documents or Selling Stockholder Documents, the Selling Stockholders make no representation or warranty, express or implied, at law or in equity, in respect of the Company or any of its assets Liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Selling Stockholders that:

5.1    Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

5.2    Authorization of Agreement.  Purchaser has all corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.

5.3    Conflicts; Consents of Third Parties.

(a)    Except as set forth in Section 5.3(b) of the Disclosure Schedule, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation  or acceleration of any obligation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b)    No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for those set forth on Section 5.3(b) of the Disclosure Schedule.

5.4    Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.

5.5    Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6    Investment Intent.  Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof.  Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.7    No Affiliation with Independent Valuation Firm.  The Independent Valuation Firm (i) is not an Affiliate of Purchaser, and (ii) is not (and has not ever been) a party to any Contract with Purchaser or any of the Purchaser’s Affiliates (other than any Contract contemplated to be entered into pursuant to this Agreement).

ARTICLE VI

COVENANTS

6.1    Access to Information; Confidentiality.  The Company shall afford to Purchaser and its accountants, counsel, financial advisors and other representatives, and to prospective lenders and other financing sources and each of their respective representatives, access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s properties and facilities, books, financial information, Contracts and records of the Company and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations.  Prior to the Closing, the Company shall generally keep Purchaser informed as to all material matters involving the operations and businesses of the Company.  The Company shall authorize and direct its appropriate directors, managers and employees to discuss matters involving the operations and business of the Company with representatives of Purchaser and its prospective lenders or placement agents and other financial sources.  All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality and Non-Disclosure Agreement, dated as of February 11, 2008, between Purchaser and the Company (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided that Purchaser and the Company may disclose such information as may be necessary in connection with (i) seeking necessary consents and approvals as contemplated hereby and (ii) obtaining financing for the Purchase Price.  Notwithstanding the foregoing, the Company shall not be required to disclose any information if such disclosure would contravene any applicable Law.  No information provided to or obtained by Purchaser pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Purchaser or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

6.2    Conduct of the Business Pending the Closing.

(a)    Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, between the date hereof and the Closing, the Selling Stockholders and the Company shall:

(i)    conduct the respective businesses of the Company only in the Ordinary Course of Business;

(ii)    use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including customers and suppliers);

(iii)   maintain (A) all of the assets and properties of, or used by, the Company in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)   (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply in all material respects with all contractual and other obligations of the Company; and

(v)    comply in all material respects with all applicable Laws.

(b)    Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, the Selling Stockholders and the Company shall not:

(i)    declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(ii)    transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in,  the Company;

(iii)    effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company, or amend the terms of any outstanding securities of the Company;

(iv)    amend the certificate of incorporation or by-laws or equivalent organizational or governing documents of the Company;

(v)    (A) increase the salary or other compensation of any director, officer or, except in the Ordinary Course of Business, any other employee of the Company, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company (or amend any such agreement to which the Company is a party);

(vi)    except in the Ordinary Course of Business, (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (B) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company; or (C) modify the terms of any Indebtedness or other Liability;

(vii)    subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company;

(viii)   acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company, other than in the Ordinary Course of Business;

(ix)    (A) enter into or agree to enter into any merger or consolidation with any corporation or other entity; or (B) engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

(x)    cancel or compromise any debt or claim or waive or release any material right of the Company except in the Ordinary Course of Business;

(xi)    enter into any commitment for capital expenditures of the Company in excess of $50,000 for any individual commitment and $100,000 for all commitments in the aggregate;

(xii)    enter into, modify or terminate any labor or collective bargaining agreement of the Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company;

(xiii)    (A) introduce any material change with respect to the operation of the Company, including any material change in the types, nature, composition or quality of its products or services, or, (B) other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products, or (C) change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(xiv)    except for transfers of Cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;

(xv)    make a change in its accounting or Tax reporting principles, methods or policies;

(xvi)          make, change or revoke any Tax election, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

(xvii)          enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(xviii)         terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property license, other than in the Ordinary Course of Business or (B) Permit;

(xix)    settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $50,000;

(xx)    change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

(xxi)    take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

(xxii)    agree to do anything (A) prohibited by this Section 6.2, (B) which would make any of the representations and warranties of the Selling Stockholders in this Agreement or any of the Selling Stockholder Documents or Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect; and

(xxiii)    fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property.

6.3    Third Party Consents.  The Selling Stockholders and the Company shall use their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 3.3(b) and 4.3(b) hereof.  All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof.  Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

6.4    Governmental Consents and Approvals.  Each of Purchaser, the Selling Stockholders and the Company shall use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations  from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 3.3(b) and 4.3(b).

6.5    Further Assurances.  Subject to, and not in limitation of, Sections 6.3 and 6.4, each of the Selling Stockholders, the Company and Purchaser shall use its commercially reasonable efforts to (a) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.6    No Shop.

(a)    The Selling Stockholders and the Company shall not, and shall not permit any of the Affiliates, directors, officers, employees, representatives or agents of the Selling Stockholders or the Company (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interests of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b)    The Selling Stockholders and the Company shall notify Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt by any of the Selling Stockholders, the Company, or any of the Representatives thereof of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or, other than in the Ordinary Course of Business, any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person other than Purchaser.  Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto.  The Selling Stockholders and the Company shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c)    The Selling Stockholders and the Company shall (and the Selling Stockholders and the Company shall cause their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction.  The Selling Stockholders and the Company agree not to release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party.

6.7    Non-Competition; Non-Solicitation; Confidentiality.

(a)    For a period of three (3) years from and after the Closing Date, the Selling Stockholders shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaging in a business the same or similar to that, or that otherwise competes with, the Company (a “Restricted Business”); provided, however, that the restrictions contained in this Section 6.7(a) shall not restrict the acquisition by any Selling Stockholders, directly or indirectly, of (i) any number of shares of capital stock and other securities of Purchaser, or (ii) less than two percent (2%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.

(b)    For a period of three (3) years from and after the Closing Date, the Selling Stockholders shall not, and shall cause their employees and Affiliates not to, directly or indirectly:  (i) cause, solicit, induce or encourage any employees of the Company to leave such employment or hire, employ or otherwise engage any such individual, (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Company (including any existing or former customer of the Company and any Person that becomes a client or customer of the Company after the Closing) or any other Person who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship.

(c)    From and after the Closing Date, except for disclosures and uses of Confidential Information (as defined below) in connection with the performance of a Contract between a Selling Stockholder and the Company or the Purchaser, the Selling Stockholders shall not and shall cause their Affiliates not to (in either case, directly or indirectly) disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below).  A Selling Stockholder shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Selling Stockholders shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order.  For purposes of this Section 6.7(c), “Confidential Information” means any information with respect to the Company, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(d)    The covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate.  Therefore, Purchaser will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7 without the necessity of proving actual damage or posting any bond whatsoever.  The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.  In the event that Purchaser were to seek damages for any breach of this Section 6.7, the portion of the consideration delivered to the Selling Stockholders hereunder which is allocated by the parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(e)    The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.7 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

6.8    Preservation of Records.  Subject to any retention requirements relating to the preservation of Tax records, the Selling Stockholders and Purchaser agree that each of them shall (and prior to the Closing shall cause the Company to) preserve and keep the records held by them relating to the respective businesses of the Company for a period of seven years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Selling Stockholders, the Company or Purchaser or any of their Affiliates or in order to enable the Selling Stockholders or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event the Selling Stockholders or Purchaser wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90 day period, to take possession of the records within 180 days after the date of such notice.

6.9    Publicity.  None of the Purchaser, Selling Stockholders or the Company shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange (or similar self-regulatory organization) with which Purchaser or its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

6.10   Cooperation with Financing.  In order to assist Purchaser with obtaining financing, the Selling Stockholders and the Company shall provide such assistance and cooperation as Purchaser and its Affiliates may reasonably request, including (i) cooperating with prospective lenders, underwriters, placement agents or initial purchasers and their respective advisors (including for purposes of performing their due diligence) and (ii) helping procure other definitive financing or offering documents or other reasonably requested certificates or documents, customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), legal opinions and real estate title documentation.  All documented fees, costs and expenses incurred by the Selling Stockholders and the Company in providing such assistance and cooperation shall be paid by Purchaser.

6.11   Related-Party Transactions with Non-Management Affiliates.  On or prior to the Closing Date, the Company shall (a) terminate all Contracts with any of the Selling Stockholders or their respective Affiliates (other than those Contracts set forth on Schedule 6.11) and (b) deliver releases executed by such Selling Stockholders and Affiliates with whom the Company has terminated such Contracts pursuant to this Section 6.11 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that in no event shall the Company pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

6.12   Monthly Financial Statements.  As soon as reasonably practicable, but in no event later than 20 days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide Purchaser with (a) unaudited monthly financial statements of the Company and (b) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) of the Company for such preceding month.

6.13   Fees and Expenses.  No later than three Business Days prior to the Closing Date, the Company shall deliver to Purchaser (i) pay-off letters or final invoices (in a form reasonably acceptable to Purchaser) in respect of the Company Transaction Expenses from third-party service providers to whom payments are required to be made by the Company, and (ii) a certificate of the Company (in a form reasonably acceptable to Purchaser) setting forth an estimate of the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing.  On the Closing Date prior to the Closing, the Company shall deliver to Purchaser a certificate of the Company (in a form reasonably acceptable to Purchaser) setting forth the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing.  Such Company Transaction Expenses shall be paid out of the Purchase Price at Closing in accordance with Section 2.3 hereof.

6.14    Notification of Certain Matters.

(a)    The Selling Stockholders shall give notice to Purchaser and Purchaser shall give notice to the Selling Stockholders, as promptly as reasonably practicable upon becoming aware of (i) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement (as modified by the Disclosure Schedule and all Disclosure Schedule Updates) to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) the institution of or the threat of institution of any Legal Proceeding against any of the Selling Stockholders, the Company related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto;

(b)    Notwithstanding any other provision of this Agreement, between the date of this Agreement and fifteen (15) days following such date, the Selling Stockholders shall be permitted to update the Disclosure Schedule (each such update is referred to as a “Disclosure Schedule Update”).  A Disclosure Schedule Update may include one or more sections that were not contained in the Disclosure Schedule delivered on the date of this Agreement or any previous Disclosure Schedule Update, in which event the Purchaser hereby agrees that the related Section of Article IV shall be amended, without further action by any party hereto, to include the phrase “Except as set forth in Section [   ] of the Disclosure Schedule” in the appropriate portion of that Article IV Section.  Any determination regarding the truth, accuracy, completeness or correctness of a representation or warranty of the Selling Stockholders as of the date of this Agreement or as of the Closing Date shall be made with reference to the disclosures contained in the Disclosure Schedule as amended by all Disclosure Schedule Updates.  If any Disclosure Schedule Update includes Sections 3.3(a), 3.3(b), 4.3(a) or 4.3(b) of the Disclosure Schedule, Purchaser shall be permitted to update Section 7.1(g) of the Disclosure Schedule.

6.15    Debt.  No later than the third Business Day prior to the Closing Date, the Company shall provide Purchaser with (i) a certificate of the Company (in a form reasonably acceptable to Purchaser) setting forth an estimate of the balance of all Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date and (ii) customary pay-off letters (in a form reasonably acceptable to Purchaser) from all holders of Indebtedness to be repaid as of or prior to the Closing.  The Company shall also make arrangements reasonably satisfactory to Purchaser for such holders to provide to Purchaser recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by Purchaser prior to the Closing such that all Liens on the assets or properties of the Company that are not Permitted Exceptions shall be satisfied, terminated and discharged on or prior to the Closing Date.  On the Closing Date prior to the Closing, the Company shall deliver to Purchaser a certificate of the Company (in a form reasonably acceptable to Purchaser) setting forth all Indebtedness of the Company as of the close of business on the day immediately preceding the Closing Date.

6.16    Resignation of Directors.  The Selling Stockholders shall cause each of the directors of the Company to submit a letter of resignation effective as of the Closing.

6.17    Use of Name.  The Selling Stockholders hereby agree that upon the Closing, Purchaser and the Company shall have the sole right to the use of the name “Flotation Technologies” or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company, including any name or mark confusingly similar thereto and the trademarks and service marks listed on Schedule 4.13(a) (collectively, the “Company Marks”).  The Selling Stockholders shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks.  Each of the Selling Stockholders shall, and shall cause each its Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Company or any of its Affiliates.

6.18    Section 338(h)(10) Election.

(a)    The Selling Stockholders shall join with Purchaser in making an election under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign tax law (collectively, the “Section 338(h)(10) Election”) with respect to the Company.  For the purpose of making the Section 338(h)(10) Election for federal income tax purposes, on or prior to the Closing Date, the Selling Stockholders shall deliver to Purchaser an executed original IRS Form 8023 (or successor form). Purchaser will file the Form 8023 with the IRS at least 30 days prior to the due date of such form, and Purchaser will provide the Selling Stockholders a copy of such filing.

(b)    Purchaser shall be responsible for the preparation and filing of all forms and documents required to effectuate the Section 338(h)(10) Election. In addition to the Form 8023, the Selling Stockholders shall execute (or cause to be executed) and deliver to Purchaser such additional documents or forms as are reasonably requested to complete properly the Section 338(h)(10) Election at least 30 days prior to the date such Section 338(h)(10) Election is required to be filed.

(c)    Purchaser and the Selling Stockholders shall file, and shall cause their Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable Tax Laws.

(d)    Within sixty (60) days after the Closing Date, Purchaser shall provide to the Selling Stockholders a proposed IRS Form 8883 (the “Asset Allocation Statement”), which shall include a proposed allocation of the “Aggregate Deemed Sale Price” (as defined in the Regulation 1.338-4 of the Code) among the assets of the Company (in accordance with the provisions of Regulation 1.338-6 of the Code).  Thereafter, Purchaser shall provide to the Selling Stockholder from time to time revised copies of the Asset Allocation Statement (the “Revised Statements”) so as to report any matters on the Asset Allocation Statement that needs updating (including Purchase Price adjustments, if any). Purchaser and the Selling Stockholders shall allocate the Purchase Price in accordance with the Asset Allocation Statement or, if applicable, the last Revised Statements provided by Purchaser to the Selling Stockholders, and all Tax Returns and reports filed by Purchaser, the Selling Stockholders and their respective Affiliates shall be prepared consistently with such allocation.

ARTICLE VII

CONDITIONS TO CLOSING

7.1    Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)    the representations and warranties of the Selling Stockholders qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects (other than the representations and warranties contained in Section 3.2 (Authorization of Agreement), 3.4 (Ownership and Transfer of Shares), 3.6 (Financial Advisors), 3.7 (Investment), the first sentence of 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Subsidiaries), and 4.29 (Financial Advisors), which representations and warranties shall be true and correct), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly speak as of an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)    the Selling Stockholders and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)    there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

(d)    no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Selling Stockholders, the Company or Purchaser, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(e)    Purchaser shall have received a certificate signed by each Selling Stockholder and by each of the Chief Executive Officer of the Company, each in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a)-(d) have been satisfied in all respects; provided that with respect to Section 7.1(a), the Chief Executive Officer of the Company shall only be required to certify as to the representations and warranties contained in Article IV;

(f)    the Selling Stockholders or the Company shall have obtained (or, as applicable made) any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(g)    the Selling Stockholders and the Company shall have obtained those consents, waivers and approvals listed on Section 7.1(g) of the Disclosure Schedule in a form satisfactory to Purchaser and copies thereof shall have been delivered to Purchaser;

(h)    Purchaser shall have received the written resignations and release of claims to fees or expenses of each of the directors and officers of the Company identified by Purchaser prior to Closing, each in form and substance reasonably satisfactory to Purchaser;

(i)    an employment/consulting agreement on terms satisfactory to Purchaser (including, without limitation, provisions relating to confidentiality, proprietary rights, non-competition and non-solicitation) shall have been entered into with key employees of the Company, and such agreements shall be in full force and effect and all of such persons subject to such agreements shall be willing and able to perform in accordance therewith;

(j)    Purchaser shall have obtained financing sufficient for it to consummate the transactions contemplated by this Agreement on terms and conditions satisfactory to Purchaser (in its sole and absolute discretion) and Purchaser shall have been satisfied with its examination and diligence investigation of the Company, and its business, assets, financial condition and results of operations;

(k)    the Company shall have obtained the issuance, reissuance or transfer of all Permits required under Law for Purchaser to conduct the operations of the Company’s business as of the Closing Date, and the Company shall have satisfied all property transfer requirements and permitting reliance thereon by Purchaser’s lenders or other financing sources arising under Law;

(l)    Purchaser shall have received the items noted in Sections 2.6 and 2.7;

(m)   each of the Stockholder Representative and the Escrow Agent shall have entered into and executed the Escrow Agreement, substantially in the form of Exhibit C hereto; and

(n)    Purchaser shall have received written evidence, satisfactory to Purchaser in its sole discretion, that the Selling Stockholders and their Affiliates have irrevocably and unconditionally released the Company from any and all Liabilities to the Selling Stockholders and their Affiliates.

7.2    Conditions Precedent to Obligations of the Selling Stockholders.  The obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Selling Stockholders in whole or in part to the extent permitted by applicable Law):

(a)    the representations and warranties of Purchaser qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects (other than the representations and warranties contained in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.5 (Investment Intention) and 5.6 (Financial Advisors), which representations and warranties shall be true and correct), in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)    Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)    no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Selling Stockholders, the Company or Purchaser seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)    the Stockholder Representative shall have received a certificate signed the Chief Executive Officer of Purchaser, in form and substance reasonably satisfactory to the Stockholder Representative, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.2(a)-(c) have been satisfied in all respects;

(e)    Purchaser and the Escrow Agent shall have entered into and executed the Escrow Agreement, substantially in the form of Exhibit C hereto;

(f)    Purchaser shall have obtained (or, as applicable made) any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and

(g)    Purchaser shall have delivered the Purchase Price in accordance with Section 2.3 hereof.

ARTICLE VIII

INDEMNIFICATION

8.1    Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Selling Stockholder Document, Company Document or Purchaser Document shall survive the Closing through and including the second (2nd) anniversary of the Closing Date; provided, however, that the representations and warranties (a) of the Selling Stockholders set forth in Sections 3.2 (Authorization of Agreement), 3.4 (Ownership and Transfer of Shares), 3.6 (Financial Advisors), 3.7 (Investment), 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Subsidiaries), and 4.29 (Financial Advisors) shall survive the Closing indefinitely, (b) of the Selling Stockholders set forth in Sections 4.10 (Taxes), 4.15 (Employee Benefit Plans) and 4.19 (Environmental) shall survive the Closing until 30 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof, and (c) of Purchaser set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.5 (Investment Intention) and 5.6 (Financial Advisors) shall survive the Closing indefinitely (in each case, the “Survival Period”); provided, further, however, that any obligations hereunder shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.3(a) before the termination of the applicable Survival Period.

8.2    Indemnification.

(a)    Subject to Sections 8.1 and 8.4 hereof, the Selling Stockholders hereby agree, jointly and severally (except with respect to Section 8.2(a)(ii), in which case it shall be severally, but not jointly), to indemnify and hold Purchaser, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i)    based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Selling Stockholders in this Agreement (other than such representations and warranties made under Article III) or in any Selling Stockholder Document or Company Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii)    based upon, attributable to or resulting from the failure of any of the representations and warranties made by each Selling Stockholder in Article III to be true and correct in all respects as of the date hereof and at and as of the Closing Date;

(iii)   based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Selling Stockholders or (prior to the Closing) the Company under this Agreement or any Selling Stockholder Document or Company Document; and

(iv)    arising from or related to any Company Transaction Expenses, Indebtedness (to the extent not deducted from the Purchase Price at Closing) or other fees, commissions, or like payments, including, without limitation those of any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholders or the Company in connection with the transactions contemplated by this Agreement.

(b)    Subject to Sections 8.1 and 8.4, Purchaser hereby agrees to indemnify and hold the Selling Stockholders and their respective Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Selling Stockholder Indemnified Parties”) harmless from and against, and pay to the applicable Selling Stockholder Indemnified Parties the amount of any and all Losses:

(i)    based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement or in any Purchaser Document to be true and correct in all respects at the date hereof and as of the Closing Date; and

(ii)    based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document.

8.3    Indemnification Procedures.

(a)    A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought and in accordance with the provisions of Section 8.6 hereof and the Escrow Agreement; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII and the Escrow Agreement.

(b)    In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 hereof (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Section 8.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim.  The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c)    After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five Business Days after the date of such notice (or, as applicable, as provided in accordance with the Escrow Agreement and Section 8.6 hereof).

8.4    Limitations on Indemnification for Breaches of Representations and Warranties.

(a)    An indemnifying party shall not have any liability under Section 8.2(a)(i) or Section 8.2(b)(i) hereof unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $150,000 (the “Basket”) and then only for the amount by which such Losses exceed the Basket amount; provided that the Basket limitation shall not apply to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 3.2 (Authorization of Agreement), 3.4 (Ownership and Transfer of Shares), 3.6 (Financial Advisors), 3.7 (Investment), 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.10 (Taxes), 4.19 (Environmental Matters), 4.29 (Financial Advisors), 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.5 (Financial Advisors) and 5.6 (Investment Intent) hereto.

(b)    Neither the Selling Stockholders nor Purchaser shall be required to indemnify any Person under Section 8.2(a)(i) or 8.2(b)(i) for an aggregate amount of Losses exceeding an amount equal to $2,200,000 (the “Cap”) in connection with Losses related to the failure to be true and correct of any of the representations or warranties of the Selling Stockholders or Purchaser in Articles III, IV and V, respectively; provided that, subject to Section 8.9, there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations or warranties contained in Sections 3.2 (Authorization of Agreement), 3.4 (Ownership and Transfer of Shares), 3.6 (Financial Advisors), 3.7 (Investment), 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.10 (Taxes), 4.19 (Environmental Matters), 4.29 (Financial Advisors), 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.5 (Financial Advisors) and 5.6 (Investment Intent) of this Agreement.

(c)    For purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

(d)    The Selling Stockholders shall have no right of contribution or other recourse against the Company or its directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Purchaser Indemnified Parties.  Nothing in this Section 8.4(d) shall prevent a Selling Stockholder from seeking contribution from another Selling Stockholder.

8.5    Tax Matters.

(a)    Tax Indemnification.  The Selling Stockholders hereby agree to be liable for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against, and pay to the Purchaser Indemnified Parties the amount of, any and all Losses respect of (i) all Taxes of the Company (or any predecessor thereof) (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 8.5(d)); (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability of the Company (or any predecessor thereof), pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iii) the failure of any of the representations and warranties contained in Section 4.10 to be true and correct in all respects or the failure to perform any covenant contained in this Agreement with respect to Taxes; (iv) any failure by the Selling Stockholders to timely pay any and all Taxes required to be borne by the Selling Stockholders pursuant to Section 8.5(f); and (v) any Taxes imposed or assessed against the Company resulting from, arising out of or based on the Section 338(h)(10) Election (other than income Taxes for which the Selling Stockholders are liable as a result of the deemed sale of Company assets under Code Section 338(a)).

(b)    Filing of Tax Returns; Payment of Taxes.

(i)    The Company shall prepare and timely file all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon for which the Company is or may be liable.  All such Tax Returns shall be prepared in a manner consistent with prior practice.  The Company shall provide Purchaser with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Purchaser’s review and approval (which shall not be unreasonably withheld).  The Selling Stockholders and Purchaser shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that the Selling Stockholders and the Purchaser are unable to resolve any dispute with respect to such Tax Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 8.5(g), which resolution shall be binding on the parties.

(ii)    Subject to Section 8.5(c)(iv), following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company after the Closing Date and, subject to the rights to payment from the Selling Stockholders under Section 8.5(c)(iii), pay or cause to be paid all Taxes shown due thereon

(iii)    Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 8.5(c)(ii), the Selling Stockholders shall pay to Purchaser or the applicable Governmental Body the amount of Taxes, as reasonably determined by Purchaser, owed by the Selling Stockholders pursuant to the provisions of Section 8.5(a).  No payment pursuant to this Section 8.5(c)(iii) shall excuse the Selling Stockholders from its indemnification obligations pursuant to Section 8.5(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of the Selling Stockholders’ payment under this Section 8.5(c)(iii).

(iv)    Notwithstanding any other provision of this Section 8.5, the Selling Stockholders shall be responsible for the preparation and filing of the Company’s Form 1120S and related state returns for the tax period ending on the Closing Date (the “Short Year Returns”). Not later than thirty (30) days prior to the due date for filing of the Short Year Returns, the Stockholder Representative shall provide Purchaser with a copy of each Short Year Return. The Selling Stockholders shall cause such changes to be made in each of the Short Year Returns as Purchaser may reasonably request, and shall not file such Short Year Returns without Purchaser’s approval (which shall not be unreasonably withheld, conditioned, or delayed).

(c)    Straddle Period Tax Allocation.  The Company will, unless prohibited by applicable Law, close the taxable period of the Company as of the close of business on the Closing Date.  If applicable Law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Selling Stockholders for the period up to and including the close of business on the Closing Date and (ii) to Purchaser for the period subsequent to the Closing Date..  Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d)    Tax Audits.

(i)    If notice of any Legal Proceeding with respect to Taxes of the Company (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 8.5(a), the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 8.5 except to the extent that the other party is actually and materially prejudiced thereby.

(ii)    Purchaser shall have the right to represent the interests of the Company in any Tax Claim, provided that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, Purchaser shall not settle such claim without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)    Transfer Taxes.  The Selling Stockholders shall be liable for and shall pay (and shall indemnify and hold harmless the Purchaser Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

(f)    Disputes.  Any dispute as to any matter covered by this Section 8.5 hereby shall be resolved by an independent accounting firm mutually acceptable to the Stockholder Representative and the Purchaser.  The fees and expenses of such accounting firm shall be borne equally by the Selling Stockholders, on the one hand, and the Purchaser on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

(g)    Time Limits.  Any claim for indemnity under this Section 8.5 may be made at any time prior to thirty (30) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

(h)    Exclusivity.  The indemnification provided for in this Section 8.5 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 4.10.  In the event of a conflict between the provisions of this Section 8.5, on the one hand, and the provisions of Sections 8.1 through 8.4, on the other, the provisions of this Section 8.5 shall control.

8.6    Indemnity Escrow.  On the Closing Date, Purchaser shall, on behalf of the Selling Stockholders, pay to Mellon Trust of New England, N.A., as agent to Purchaser and the Selling Stockholders (the “Escrow Agent”), in immediately available funds, to the Indemnity Escrow Account an amount of the Cash Price equal to $2,200,000 (the “Indemnity Escrow Amount”), in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at the Closing, by and among Purchaser, the Stockholder Representative (on behalf of the Selling Stockholders) and the Escrow Agent (the “Escrow Agreement”).  The funds in the Indemnity Escrow Account shall be treated as being owned by the Selling Stockholders for Tax purposes and all parties hereto will file all Tax Returns consistent with such treatment.  Any payment the Selling Stockholders are obligated to make to any Purchaser Indemnified Parties pursuant to this Article VIII shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent in accordance with the provisions of the Escrow Agreement and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Selling Stockholders shall be required to pay all of such additional sums due and owing to the applicable Purchaser Indemnified Party by wire transfer of immediately available funds on the date that such funds would have been released from the Indemnity Escrow Account if sufficient funds were in such account.  On the Business Day immediately following the first (1st) anniversary of the Closing Date, the Escrow Agent shall release a portion of the funds held in the Indemnity Escrow Account to the Stockholder Representative (for distribution to the Selling Stockholders in accordance with their respective aggregate percentage ownership of the Shares as set forth on Exhibit A) in accordance with the provisions of the Escrow Agreement.  The remaining balance of funds held in the Indemnity Escrow Account shall thereafter be distributed and released in accordance with the provisions of the Escrow Agreement.

8.7    Tax Treatment of Indemnity Payments.  The Selling Stockholders and the Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all income tax purposes.

8.8    Exclusive Remedy.  Except for claims for intentional acts of fraud, from and after the Closing, the sole and exclusive remedy available to the parties hereto for claims arising out of the subject matter of this Agreement shall be indemnification in accordance with this Article VIII.  Notwithstanding the foregoing, this Section 8.8 shall not (i) operate to interfere with or impede the operation under Section 2.4 or this Article VIII for the resolution of certain disputes and payment of funds in respect thereof or (ii) limit the rights of the parties to seek non-monetary equitable remedies (including specific performance or injunctive relief).

8.9    Selling Stockholder Indemnification Limit. Notwithstanding any other provision of this Agreement, in no event shall any Selling Stockholder have any obligation to indemnify the Purchaser Indemnified Parties (or any of them) for an aggregate amount that exceeds such Selling Stockholder’s proportionate share (as set forth on Exhibit A) of the Cash Price.

ARTICLE IX

TERMINATION

9.1    Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)    At the election of the Stockholder Representative or Purchaser on or after May 30, 2008 (such date, as it may be extended under this Section 9.1(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

(b)    by mutual written consent of the Stockholder Representative and Purchaser;

(c)    by written notice from the Stockholder Representative or Purchaser to the other if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d)    by written notice from Purchaser to the Stockholder Representative (i) if any Selling Stockholder or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Selling Stockholder or the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Stockholder Representative of notice of such breach from the Purchaser or (ii) if any Disclosure Schedule Update shall disclose any fact, change, condition, circumstance, event, occurrence or non-occurrence (or shall amend, supplement or otherwise modify any prior disclosure provided in the Disclosure Schedule or any Disclosure Schedule Updates) that the Purchaser believes could have a materially adverse effect on the Company or Purchaser; or

(e)    by written notice from the Stockholder Representative to Purchaser if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from the Stockholder Representative.

9.2    Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or the Stockholder Representative, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser, the Company or the Selling Stockholders; provided, however, that the obligations of the parties under Section 6.9, Section 9.3 and Article X shall remain in full force and effect.

9.3    Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, any Selling Stockholder or the Company; provided, however, that (a) in the event that this Agreement is terminated by Purchaser pursuant to Section 9.1(d),  then the Company and the Selling Stockholders agree, jointly and severally, to pay to Purchaser an amount equal to all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants and financial advisors and filing and other fees (collectively, “Expenses”) of Purchaser and its Affiliates) and (b) in the event this Agreement is terminated by the Stockholder Representative pursuant to Section 9.1(e), then Purchaser agrees to pay to the Company an amount equal to all Expenses of the Company and its Affiliates, and, in each case of clauses (a) and (b) such payment to be made within 5 Business Days after such applicable termination in respect of such termination; provided, further that the obligations of the parties set forth in this Section 9.3, Section 6.9 and Article X hereof shall survive any such termination and shall be enforceable hereunder.

ARTICLE X

MISCELLANEOUS

10.1   Expenses.  Except as otherwise provided in this Agreement, the Selling Stockholders and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.2    Stockholder Representative.

(a)    Each Selling Stockholder hereby irrevocably appoints Timothy H. Cook (the “Stockholder Representative”) as such Selling Stockholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Selling Stockholder with respect to the transfer of such Selling Stockholder’s Shares to Purchaser in accordance with the terms and provisions of this Agreement and to act on behalf of such Selling Stockholder in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i)    to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement;

(ii)    to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Selling Stockholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);

(iii)    to terminate this Agreement if the Selling Stockholders are entitled to do so;

(iv)    to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

(v)    to take all actions which under this Agreement may be taken by the Selling Stockholders and to do or refrain from doing any further act or deed on behalf of the Selling Stockholder which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Selling Stockholder could do if personally present.

(b)    If Timothy H. Cook becomes unable to serve as Stockholder Representative, such other Person or Persons as may be designated by a majority of the Selling Stockholders, shall succeed as the Stockholder Representative.

10.3    Specific Performance.  The Selling Stockholders acknowledge and agree that a breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law.  Therefore, the obligations of the Selling Stockholders under this Agreement, including the Selling Stockholders’ obligation to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.4    Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)    Except as otherwise specifically provided under Sections 2.4 and 8.5, the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located in the State of Maine over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.

(c)    THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT. THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.5    Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Selling Stockholder Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.6    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such state.

10.7    Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to any Selling Stockholder, to:

c/o Flotation Technologies, Inc.
20 Morin Street
Biddeford, ME 04005
Facsimile:  (207)  284- 8098
Attention: Timothy H. Cook, President

With a copy to:

Ruberto, Israel & Weiner, P.C.
100 North Washington Street
Boston, MA 02114
Facsimile:  (617) 742-2355
Attention:  Gary C. Bubb

If to Purchaser, to:

Deep Down, Inc.
15473 East Freeway (I-10 East)
Channelview, TX 77530
Facsimile:  281-862-2522
Attention:  Robert E. Chamberlain, Jr., Chairman of the Board & CAO

With a copy to:

Looper Reed & McGraw, P.C.
1300 Post Oak Blvd., Suite 2000
Houston, Texas 77056
Facsimile:  (713) 986-7100
Attention:  Jeffrey D. Hopkins

10.8    Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9    Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholders or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Shares and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser, any Person from which it has borrowed money or any Person to which Purchaser or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business, provided Purchaser shall remain primarily liable under this Agreement.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

10.10   Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser shall have any liability for any obligations or liabilities of Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.11   Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

DEEP DOWN, INC.

By:   /s/ Robert E. Chamberlain, Jr.
Robert E. Chamberlain, Jr., Chairman of the Board & CAO

FLOTATION TECHNOLOGIES, INC.

By:   /s/ Timothy H. Cook
Timothy H. Cook, President

SELLING STOCKHOLDERS:

        /s/ Timothy H. Cook
Timothy H. Cook

       /s/ Sidney D. Cook
Sidney D. Cook

      /s/ Catherine B. Cook
Catherine B. Cook

EXHIBIT A

Selling Stockholder Information

Selling Stockholder Name and Address	Number of Shares Owned	Percentage of Purchase Price
Timothy H. Cook 33 Hunters Run Rye, NH 03870	500 Shares of Common Stock	50%
Sidney D. Cook 291 Pool Street Biddeford, ME 04005	300 Shares of Common Stock	30%
Catherine B. Cook #20 Fourth Street Biddeford Pool, ME 04006	200 Shares of Common Stock	20%